        Exhibit 1.01

Weatherford International plc
Conflict Minerals Report
For the Year Ended December 31, 2025

This Conflict Minerals Report (this “CMR”) of Weatherford International plc (“Weatherford,” “we,” “our” or the “Company”) is an exhibit to our disclosure on Form SD for the year ended December 31, 2025 (our “2025 Form SD”), which we have filed with the SEC pursuant to Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended.

Company Overview

Weatherford is a leading global energy services company providing equipment and services used in the drilling, evaluation, well construction, completion, production, intervention, and responsible abandonment of wells in the oil and natural gas exploration and production industry as well as new energy platforms.

We conduct business in approximately 75 countries, answering the challenges of the energy industry with 295 operating locations including manufacturing, research and development, service, and training facilities.

Weatherford has conducted a reasonable country of origin inquiry (“RCOI”) of its suppliers to determine whether any gold, columbite-tantalite (coltan), cassiterite and wolframite and their respective derivatives tantalum, tin and tungsten (collectively, “3TG” or the “Covered Minerals”) necessary to the functionality or production of a product manufactured by, or contracted to be manufactured for, Weatherford during 2025 originated in the Democratic Republic of the Congo or an Adjoining Country (as defined by paragraph (d)(1) of Item 1.01 of Form SD) (each a “Covered Country” and collectively, the “Covered Region”).

Through our RCOI, we sought to trace the origins of any Covered Minerals incorporated into products manufactured by, or contracted to be manufactured for, Weatherford to promote sourcing materials and components from companies that share our values and commitment to human rights, ethics and environmental responsibility. Weatherford supports efforts to increase transparency regarding Covered Minerals with a view to enabling the Covered Region to benefit from their mineral resources while preventing the extraction and trade of minerals from being a source of conflict, human rights abuses, and insecurity. We also implemented other due diligence measures, which together with our RCOI, were designed to conform in all material respects with the Rule and the Organization for Economic Cooperation and Development's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, third edition (“OECD Guidance”).

Covered Products Overview

We have evaluated each of our product lines and made a good faith determination that Covered Minerals were necessary for the production or functionality of some products manufactured by, or contracted to be manufactured for, Weatherford during calendar year 2025 (the “Covered Products”).

Our Covered Products include, but are not limited to:

•liner hanger systems,
•fishing services tools,
•cementing equipment,
•downhole deployment valves,
•pressure control equipment,
•inflatable packers,
•casing packers,
•thru-tubing equipment,
•tubular management tools,
•casing and running tools,
•drilling casing bits,
•centralizers,
•float equipment,
•stimulation sleeves,
•expandable sand screens,
•composite plugs,
•inflow control devices,
•gravel pack systems,
•production packers,
•isolation valves,
•RFID enabled tools,
•subsurface safety valves,
•pressure pumping systems,
•continuous rod products,
•gas lift valve systems,
•rotaflex pump units,
•gas lift systems,
•power generation units,
•reciprocating rod lifts systems,
•flow measurement products,
•drilling rental tools,
•performance drilling tools,
•mechanized rig equipment,
•conventional tubular running equipment,
•pump and fluid systems,
•well servicing equipment,
•logging while drilling equipment,
•measurement while drilling equipment,
•directional drilling equipment,
•rotary steerable systems,
•managed pressure drilling systems,
•rotating control devices,
•advanced flow detection systems,
•steady state continuous flow systems,
•under-reamers,
•open hole logging tools,
•cased hole logging tools,
•automated tubular running equipment,
•downhole pressure, temperature and flow measurement gauges,
•distributed fiber optics systems,
•stage tools,
•industrial pump systems,
•sub-surface plugs,
•artificial lift controllers,
•drill pipe risers, and
•surface manifolds

Supply Chain Overview

Our global supply chain function is responsible for sourcing, procurement, supply and operations planning, and inventory management of raw materials, inventory, finished goods, and services to support the Company’s operations. We had approximately 10,000 suppliers in 2025. The major categories in our supply chain related to Covered Minerals are electronics, machining, field equipment and raw materials.

Weatherford’s global supply chain is complex with multiple levels of suppliers between us and upstream producers of Covered Minerals. Further, our Covered Products consist of many component materials and parts, with multiple suppliers potentially contributing to a single product. As a downstream purchaser and user of Covered Minerals, we do not have direct visibility into, and are many layers removed from, smelters or refiners of Covered Minerals (“SORs”) and the associated mines of origin of the Covered Minerals. Therefore, we must rely on our suppliers and their suppliers to provide the information necessary to trace the source and chain of custody of Covered Minerals that may exist in our Covered Products.

Reasonable Country of Origin Inquiry (RCOI)

Each year, we strive to improve our RCOI process to better identify whether any Covered Minerals are or may become necessary to the functionality or production of any of our Covered Products. Our RCOI begins with the identification of our Covered Products based on information maintained by our various business segments and functional groups. We then review and validate the list of Covered Products and the suppliers associated with those products. This year, our review identified 438 suppliers that we believe to be within the scope of the Rule.

Weatherford, with the assistance of a third-party consultant, contacted the suppliers to request information about the use and origin of Covered Minerals used in the products and components supplied to Weatherford. Utilizing the Responsible Minerals Initiative’s Conflict Minerals Reporting Template (“CMRT”), suppliers were each asked to provide information regarding any Covered Minerals necessary to the functionality or production of products that it sold to Weatherford and its sourcing of materials, with the ultimate goal of identifying the SORs and associated countries of origin with respect to such Covered Minerals. We identified, for each such supplier, the products and components that Weatherford sourced from it, and this information was communicated to that supplier as part of the data request. The suppliers were asked to select a given product or set of products for which a CMRT was being submitted. Some suppliers chose to submit a company-wide CMRT listing all SORs believed to be in their supply chain, and not limited to a specific product or set of products supplied to us.

If suppliers did not respond to our request for information, our third-party consultant made additional attempts to contact them via emails and telephone calls and offered assistance in completing the CMRTs and providing the requested information. Through our third-party consultant, we continued to inform, educate and assist our suppliers with information about the Rule and its applicability to us, Weatherford’s due diligence efforts related to Covered Minerals, our related policies and the supplier’s obligations under their contracts with Weatherford and our Supplier Code of Conduct. If, after these efforts, a supplier still did not register within the system or provide the information requested, the matter was further escalated internally and there was direct outreach by Weatherford employees in our supply chain function that have direct business interactions with the suppliers.

RCOI Results

This reporting year, approximately 61% of the contacted suppliers responded to our request for CMRTs. Of the suppliers who responded, approximately 71% included information suggesting to us that one or more Covered Minerals may be necessary to the functionality or production of their products. We performed additional due diligence measures on the source and chain of custody of Covered Minerals in our Covered Products, as described below.

Due Diligence

Design

We believe the design of Weatherford’s due diligence framework conforms in all material respects with the Rule and OECD Guidance.

Measures Undertaken

Our third-party consultant evaluated the CMRT responses provided by our suppliers for plausibility, consistency, and gaps in information. Suppliers were asked to correct or confirm any information that may have raised questions or violated any quality control thresholds. Suppliers that failed to respond to such requests were automatically contacted again on a bi-weekly basis up to an additional three times. Examples of quality control thresholds are:

•One or more SORs were listed but no Covered Mineral was listed by the supplier;
•SOR information was not provided for a Covered Mineral used by the supplier, or the listed SOR was not a verified metal processor in the database of our third-party consultant;
•Supplier answered yes to sourcing from the Covered Region, but none of the SORs listed are known to source from the region;
•Supplier indicated that they have not received 3TG data for each metal from all relevant suppliers;
•Supplier indicated that they have not identified all of the SORs used for the Covered Products;
•Supplier indicated they have not provided all applicable SOR information received; and
•Supplier indicated 100% of the 3TG for products covered by the declaration originated from recycled or scrap sources, but one or more SORs listed are not known to be exclusive recyclers.

For each supplier-identified SOR our third-party consultant sought to verify: (1) the types of metal processing performed, including recycling; (2) the mine countries of origin of the Covered Minerals, excluding recycled materials; (3) the current conflict-free certification status; and (4) the extent of any known third-party due diligence underway. With respect to item 3, we referenced (collectively, the “Certifying Organizations”): (a) the Responsible Minerals Assurance Process developed by the Responsible Minerals Initiative (“RMI”); (b) the London Bullion Market Association Good Delivery Rules; and (c) the Responsible Jewellery Council Chain-of-Custody Certification. Our third-party consultant attempted to contact each uncertified SOR to gain more information about its sourcing practices, including countries of origin and transfer, and whether there were any internal due diligence procedures in place or other processes the SOR takes to track the chain-of-custody on the source of its mineral ores. As appropriate, our third-party consultant made additional attempts to contact SORs and conducted internet searches for publicly available information about them and their sourcing practices.

Due Diligence Results

Our third-party consultant verified 354 supplier-identified SORs. Of these SORs, most did not indicate sourcing within the Covered Region. Of the SORs that did indicate sourcing within the Covered Region, most were listed by suppliers who responded on a company-wide basis and not limited to the specific products supplied to us. We are unable to conclude whether the Covered Products contain Covered Minerals which may have originated from a Covered Country in circumstances that support armed groups in the region.

Description of Ongoing Program

Weatherford’s conflict minerals policy was amended and restated on May 26, 2021 can be found at https://www.weatherford.com/documents/corporate-documents/governance-and-policies/conflict-minerals-policy-(november-2013)/. The policy is also included within our Supplier Code of Conduct which can be found at https://www.weatherford.com/en/documents/corporate-documents/supplier-code-of-conduct/supplier-code-of-conduct-english/. Our website and the information accessible through it are not incorporated herein by reference.

We continue to require, as part of our standard terms and conditions, that our suppliers agree and acknowledge our Supplier Code of Conduct (which stresses our commitment to integrity throughout the supply chain and holding our business partners to the same high standards and commitment to a culture of compliance). We continue to improve our internal procedures to validate compliance with our Supplier Code of Conduct and vendor on-boarding, including creating an escalation path within our supply chain when vendors are identified as utilizing uncertified SORs that may source from the Covered Region and, where possible, exploring alternative sources.

This report includes forward-looking statements that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements are also generally identified by the words “expects,” “plans,” “intends,” “will,” “may,” “remain,” “continue,” “ongoing,” and similar terms, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees of future performance. Weatherford assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Subsequent events may affect Weatherford’s future determinations under the Rule.